Exhibit 10.1

Form of

Acceleration and Clawback Agreement

As you are aware, on September 1, 2025, Air Lease Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (as it may be amended, the “Merger Agreement”), with Sumisho Air Lease Corporation Designated Activity Company (f/k/a Gladiatora Designated Activity Company), an Irish private limited company (“Parent”), and Takeoff Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as an indirect wholly owned subsidiary of Parent.

In connection with the Merger, certain employees of the Company, including yourself, may be eligible to receive payments that may be deemed “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), which may result in the imposition of an excise tax on you. On December 22, 2025, the [Compensation Committee][independent members of the Board of Directors of the Company] approved certain actions aimed at mitigating the potential adverse impact of Section 280G on certain impacted employees, including you, including accelerating to a date in December 2025 (the “Payment Date”) the payment of certain compensation that would otherwise have been paid to you in subsequent years.

As described in Section 4 below, such acceleration of your payments is conditioned upon your timely execution of this Acceleration and Clawback Agreement (this “Agreement”).

1.	Certain Defined Terms

[“Accelerated Equity” means the number of shares of [time-based RSUs,] book value RSUs and TSR RSUs shown on Schedule A as being accelerated.

“Accelerated Equity Rate” is the performance percentage shown on Schedule A for the relevant Accelerated Equity.

“Accelerated Payments” means the payment of your Accelerated Target Annual Bonus and the vesting and release of your Accelerated Equity.]

“Accelerated Target Annual Bonus” means your 2025 target bonus amount shown on Schedule A as being accelerated.

“Corporate Factor” means the weighted earned payout percentage under the 2025 annual cash bonus plan as determined by the Compensation Committee.

“Compensation Committee” means the Leadership and Development Compensation Committee of the Board of Directors of the Company.

“Individual Performance Factor” means your individual performance factor under the 2025 annual cash bonus plan determined by the Compensation Committee.

2.	Accelerated Payments

Subject to you signing this Agreement setting forth the terms and conditions of your obligation to repay Accelerated Payments if required, the Company will make the following payments no later than the Payment Date:

(a) Payment of your Accelerated Target Annual Bonus; and

(b) [Accelerated vesting and settlement of your Accelerated Equity.]

Any Accelerated Payments will offset the corresponding payments or amounts that you would have otherwise become entitled to receive (i) upon the consummation of the Merger or (ii) otherwise in years following 2025, so there will in no event be any duplication of payments.

3.	True Up of [Accelerated Payments/Accelerated Target Annual Bonus]

(a) 2025 Target Annual Bonus. If, prior to the closing of the Merger, the [Compensation Committee/independent directors of the Board] determine[s] that the actual Corporate Factor and your Individual Performance Factor would have resulted in your 2025 annual cash bonus being higher than the Accelerated Target Annual Bonus, then the Company will pay you such additional amount (the “Bonus True Up”) following such determination by the [Compensation Committee/independent directors of the Board] on the earlier of (i) the date the 2025 annual bonus is paid to other employees who are participants in the Company’s 2025 annual cash bonus plan or (ii) March 31, 2026.

(b) [Accelerated Equity. If, prior to the closing of the Merger, the [Compensation Committee/independent directors of the Board] determine[s] that the actual level of performance for any of your Accelerated Equity is higher than the Accelerated Equity Rate, and therefore would have resulted in an increase in the number of shares vested and settled in satisfaction of the Accelerated Equity from those shown on Schedule A, such additional shares will be trued up and converted into Converted PSU Cash Awards (as defined in the Merger Agreement) upon consummation of the Merger and subject to the terms and conditions of the Merger Agreement.]

4.	Clawback of [Accelerated Payments/Accelerated Target Annual Bonus]

(a) 2025 Target Annual Bonus.

(i)

Clawback due to Termination of Employment. In the event that your employment with the Company terminates prior to the date of the Compensation Committee’s February 2026 meeting, and such termination otherwise would have resulted in forfeiture of any portion of the Accelerated Target Annual Bonus, then you shall, and you hereby agree to, promptly repay to the Company the applicable cash amount underlying the Accelerated Cash Bonus in compliance with the Reimbursement Procedures below.

(ii)

Clawback due to Compensation Committee Adjustments. If, prior to the closing of the Merger, the [Compensation Committee/independent directors of the Board] determine[s] that the actual Company Performance Factor and the applicable Individual Performance Factor for your 2025 annual cash bonus would have resulted in your 2025 annual cash bonus being lower than the Accelerated Target Annual Bonus, then you shall, and you hereby agree to, promptly repay to the Company the excess of the Accelerated Target Annual Bonus that was paid to you over the 2025 annual cash bonus amount that would otherwise have been paid in compliance with the Reimbursement Procedures below.

(b) [Accelerated Equity.

(i)

Clawback due to Termination of Employment. In the event that your employment with the Company terminates prior to the applicable performance period end date or regularly scheduled vesting date for the Accelerated Equity Awards, and such termination otherwise would have resulted in forfeiture of any Accelerated Equity Awards, then you shall, and you hereby agree to, promptly repay to the Company the applicable number of shares of Class A Common Stock underlying Accelerated Equity Awards that were settled in shares in connection with the Accelerated Payments (or the cash value of such shares based on the closing share price on your termination date) or, if you have sold the underlying shares (or if the shares were automatically converted to cash pursuant to the terms of the Merger Agreement in connection with the closing of the Merger), the net after-tax cash proceeds received by you from the sale or automatic conversion, as the case may be, of such shares (provided that such net amounts to be repaid will be based on your 2025 marginal combined tax rate and that you will make reasonable best efforts to obtain a refund of the taxes paid in respect of such shares and will promptly pay to the Company any such refund received) (the “Equity Award Reimbursement Process”).

(ii)

Clawback due to Compensation Committee Adjustments. If, prior to the closing of the Merger, the [Compensation Committee/independent directors of the Board] determine[s] that the actual level of performance for any of your Accelerated Equity is below the applicable Accelerated Equity Rate and therefore would have resulted in a decrease in the number of shares vested and settled in satisfaction of the Accelerated Equity from that shown in Schedule A, then you shall, and you hereby agree to, promptly repay to the Company the excess of value of the Accelerated Equity (based on the applicable Accelerated Equity Rate) over the value based on actual level of performance in accordance with the Equity Award Reimbursement Process. For purposes of this Agreement, if the closing of the Merger occurs prior to the originally scheduled performance period of any Accelerated Equity, “actual performance” for the Accelerated Equity will mean the greater of actual performance and target level of performance.]

(c) Reimbursement Procedures. If you are required to make any of the foregoing repayments and fail to repay such amounts in a timely manner and in any case within sixty (60) days following your termination date or notification from the Company that such reimbursements are due (other than in the event of, and during any period of, an ongoing dispute between you and the Company regarding the basis of your termination, or with respect to reimbursement of taxes, within 60 days of your receipt of the refund from the applicable tax authority), you shall reimburse the Company for any reasonable fees (including reasonable attorneys’ fees) or costs it incurs in connection with seeking repayment.

5.	[Section 83(b) Election

(a) In order to ensure the effectiveness of certain actions aimed at mitigating the potential adverse impact of Section 280G and, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, you must, on or before the 30th day following the Payment Date, make an election (an “83(b) Election”) to report the value of your interest in the Accelerated Equity Awards in the form attached hereto as Schedule B.

(b) You acknowledge and agree that (i) the obligation to timely file an 83(b) Election, is your sole responsibility, and not the responsibility of the Company or any of its affiliates even if you request that the Company or any of its affiliates or any of their respective managers, directors, officers, employees, agents or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders or financial representatives) assist in making such filing, and (ii) you shall use reasonable efforts to provide to the Company, on or before the 30th day following the Payment Date of your Accelerated Equity Awards, proof that such election has been timely filed.]

6.	Acknowledgements

(a) You hereby acknowledge and agree that the Company’s payment to you of the Accelerated Payments which are specifically set forth in Schedule A hereto shall be subject in all respects to the terms, conditions and requirements described in Section 4 above.

(b) Any controversy arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by you and the Company, including any dispute as to the calculation of any payments or reimbursements hereunder, and the terms of this Agreement, shall be submitted to and decided by final and binding arbitration pursuant to the Mutual Agreement to Arbitrate you have entered into with the Company as a term of your employment (the “2025 Arbitration Agreement”). The arbitration shall be administered by JAMS and held in the last state where the employee provided services to the Company, before a single arbitrator, in accordance with the then-current rules of JAMS (available at https://www.jamsadr.com/rules-employment-arbitration/english); provided, however, that either party may seek preliminary injunctive relief to maintain or restore the status quo pending a decision of the arbitrator, and the parties consent to the exclusive jurisdiction of the courts of the State of California or the Federal courts of the United States of America located within the State of California in connection therewith. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS. The decision of the arbitrator shall state in writing the essential findings and conclusions on which the arbitrator’s award is based and be final and binding. A court of competent jurisdiction shall have the authority to enter judgment on the arbitrator’s decision. The Company will pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing, in each case, that would not otherwise be incurred in connection with filing a claim in court of law, provided that that each side bears its own deposition, witness, expert and attorney’s fees and other expenses to the same extent as if the matter were being heard in court. However, the arbitrator may award the party the arbitrator determines has prevailed in the arbitration any reasonable attorney’s fees and costs the party incurred in respect of enforcing its respective rights. Notwithstanding anything to the contrary, nothing in this Agreement shall be interpreted to mean that you are precluded from filing complaints with the California Department of Fair Employment and Housing or Civil Rights Division or other state agency, federal Equal Employment Opportunity Commission, or National Labor Relations Board. In the event of a conflict between the terms of this provision and the terms of your 2025 Arbitration Agreement, the terms of your 2025 Arbitration Agreement shall control.

(c) All disputes arising under or related to this Agreement shall at all times be governed by and construed in accordance with the internal laws (as opposed to the conflict of law provisions) and decisions of the State of California as applied to agreements executed in and to be fully performed within that State.

(d) If any court subsequently determines that any part of this Agreement is invalid or unenforceable, the remainder of the Agreement shall not be affected and shall be given full effect without regard to the invalid portions. Further, any court invalidating any provision of this Agreement shall have the power to revise the invalidated provisions such that the provision is enforceable to the maximum extent permitted by applicable law.

(e) The Company may assign this Agreement to any affiliate of the Company or to any successor to all or substantially all of the business and/or assets of the Company that assumes in writing, or by operation of law, the rights and obligations of the Company hereunder.

This Agreement does not constitute legal or tax advice and may not cover all of the factors that any particular individual should or would consider relevant to the individual’s situation. Each individual must evaluate their unique situation and make their own decisions related to the payments described above and in Schedule A and the terms and conditions thereof. This Agreement does not guarantee that no excise tax will be imposed on you. You should seek advice based on your particular circumstances from an independent tax advisor.

Agreed and acknowledged this __________ day of December 2025.

[NAME]

Schedule A

Accelerated Payments

(see attached)

[Schedule B

Section 83(b) Election Form

(see attached)]